Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of ALPS ETF Trust, a series of Electrification Infrastructure ETF, under the heading “Fund Service Providers” in the Prospectus and “Miscellaneous Information” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 9, 2025